Exhibit 10.12

Shenzhen Chinese Media Operation Management Co., Ltd.

Equity Purchase Agreement

By

Sichuan Time Share Advertising & Communication Co., Ltd.

And

Jilun He

November 26, 2007

Equity Purchase Agreement

This Equity Purchase Agreement (hereinafter “Agreement”) is entered into among the following parties on November 26, 2007 in Beijing:

Transfer : Sichuan Time Share Advertising & Communication Co., Ltd. (hereinafter “Party A”)

Address : Guixi Industrial Park, High-Tech District, Chengdu

Legal Representative: Huashan Chen

Transferee : Jilun He

ID Number : 510132197202200077

Address : 10, 124 Zhengdong Street Wujin Town Xinjin County, Sichuan

WHEREAS:

1.	Shenzhen Chinese Media Operation Management Co., Ltd. (hereinafter “Company”) is a company of limited liability incorporated in accordance with the PRC laws;

2.	Party A is a shareholder of the Company, holding a 20% equity interest in the Company;

3.	Party A intends to transfer its 20% equity interest in the Company to Party B, Party B intends to accept Party A’s 20% equity interest in the Company (hereinafter “Agreed Equity”)

THEREFORE, based on the Contract Law of People’s Republic of China, all parties hereby have reached the following agreement upon mutual consultations:

1.	Transfer of Agreed Equity and Closing

All parties agree that Party A intends to transfer the Agreed Equity to Party B, and Party B intends to purchase the Agreed Equity. The Agreed Equity shall be transferred to Party B following the execution date of this Agreement, and Party A shall cease to be a shareholder of the Company, enjoying any rights of shareholders and taking any responsibilities. Both parties agree to make changes with industrial and commercial administration authorities as soon as possible after the closing.

Party A shall procure the Company to make related changes with industrial and commercial administration authorities as soon as possible, and procure the Company to continue its business operation before the closing of the Agreed Equity.

2.	Consideration of Purchase

All parties agree that the consideration of the purchase of the Agreed Equity is RMB60 million in cash.

3.	Payment of the Consideration

3.1.	Party B shall make the payment of RMB60 million as provided in Article 2 in full at one time after the closing of the transaction.

3.2.	Party A shall ask Party B to deduct the outstanding due loan that Party A needs to pay from the consideration of the transaction when making the payment.

3.3.	Each party shall bear related tax and fee respectively incurred in the transfer of Agreed Equity pursuant to laws.

4.	Representations and Warranties

4.1.	Party A hereby undertakes to Party B as follows:

4.1.1.	Party A is an independent legal entity duly incorporated and validly existing under PRC laws; Party A has informed other shareholders of the Company in writing of the equity transfer, and obtained their consent; Party A has obtained all other authorization and content approvals as necessary for the execution and performance of this Agreement.

4.1.2.	The execution and performance of obligations under this Agreement shall not violate any business licenses, laws, regulations, nor any provisions of contracts and agreements entered into by Party A.

4.1.3.	Party A validly and duly owns the Agreed Equity, and no mortgage, pledge, lien or any other third party rights has been exerted upon the Agreed Equity.

4.1.4.	To Party A’s knowledge, there are no claims, arbitrations or litigations, or administrative sanctions, investigations or similar administrative proceedings relating to the Agreed Equity or having an adverse effect on the execution and performance of this Agreement.

4.1.5.	Party A shall be responsible for any adverse issues of the Company before the transfer of the Agreed Equity, and after closing, it shall also compensate Party B for any loss incurred as a result of issues of the Company existing before the transaction.

4.1.6.	During the period from the execution of this Agreement until the closing, all documents, materials, explanations and other information provided to Party B and other persons designated by Party B shall be true, complete without material omissions.

4.1.7.	Party A admits and agrees that all representations and warranties hereby made are for the purpose of executing this Agreement with Party B. The execution of this Agreement by Party B is based on and relies on every representation and warranty provided in this Article.

4.2.	Party B represents and undertakes to Party A as follows:

4.2.1.	Party B has full civil capacity.

4.2.2.	Party B has obtained all necessary and appropriate internal approvals and authorizations for the execution, delivery and performance of this Agreement, and it has the corresponding rights and/or power to perform this Agreement and complete the transaction of Agreed Equity pursuant to this Agreement.

4.2.3.	The performance of this Agreement will not result in a violation of the articles of association and internal organizational documents of Party B, a breach of laws or regulations applicable to Party B or this Agreement, or any agreements, contracts or undertakings to which Party B is bound.

5.	Confidentiality

5.1.	The Parties agree that all materials and information obtained, acquired or received from the other Parties in performing this Agreement are confidential information (hereinafter, “Confidential Information”), except for information that is or will be publicly available. Confidential Information bears economic and commercial value for the providing Party, and thus each Party undertakes to take all reasonable actions to keep it confidential. Unless for purposes of performing this Agreement, each Party shall not use Confidential Information, nor disclose, provide or transfer such information to any third party (other than the shareholders, counsels and related working staff) without prior written consent of the providing Party.

5.2.	At the time of the termination of this Agreement, each Party shall dispose of any documents, materials or software containing Confidential Information upon request of the providing Party, and shall delete Confidential Information from related hardware, and shall not continue using such information.

5.3.	The Parties agree that Article 5 shall survive the change, cancellation or termination of this Agreement.

6.	Defaulting Responsibility

If one party violates this Agreement and incurs losses, it shall take corresponding defaulting responsibilities.

7.	Resolution of Disputes

7.1.	The formation, validity, interpretation and performance of this Agreement and the resolution of disputes under this Agreement shall be subject to PRC laws.

7.2.	Any disputes arising from the interpretation and performance of this Agreement shall first be resolved by both Parties through friendly negotiations. In case no resolution can be reached within 30 days after one Party delivers a written notice asking friendly negotiations, any Party can refer such dispute to China International Economic and Trade Arbitration Commission ( “CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Beijing. The arbitration award shall be final and binding upon both Parties.

8.	Miscellaneous

8.1.	All parties shall pay any fees or tax incurred as a result of the transfer of the Agreed Equity respectively pursuant to PRC laws; if there are no specific rules, both parties shall jointly bear the cost.

8.2.	The failure to perform this Agreement by any party shall not be interpreted as a revision of the provisions of this Agreement by any means, and shall be deemed as the waiver of rights of such party.

8.3.	All revisions, amendments, waivers, supplements, changes or additions to this Agreement shall be submitted and executed in written by both parties, and otherwise, such revisions, amendments, waivers, supplements, changes or additions shall not bind any parties.

8.4.	Any invalid and non-performable provisions of this Agreement shall not affect the effectiveness and performance of any other provisions of this Agreement.

8.5.	This Agreement is executed in four original copies which have the same legal effect, with each party hereto holding two original copies.

8.6.	This Agreement shall become effective and bind both parties on the date that authorized representatives of both parties officially execute it.

(The following page is the execution page)

Authorized representatives of both parties have duly executed four original copies of this agreement on November 26, 2007.

Party A: Sichuan Time Share Advertising & Communication Co., Ltd. ( Stamp ).

Authorized Representative (Signature):	/s/ Jilun He

Date : November 26, 2007

Party B: Jilun He

Signature:	/s/ Jilun He

Date : November 26, 2007